UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2003

SNB BANCSHARES, INC.

(Exact name of registrant as specified in its charter)
Georgia (State or other jurisdiction of incorporation)	000-23261 (Commission File No.)	58-2107916 (IRS Employer I.D. No.)

4219 Forsyth Road, Macon, Georgia 31210

(Address of principal executive offices)

(478) 722-6200

Registrant's Telephone Number, including area code

Not applicable

(Former name or former address, if changed since last report)

________________________________________________________________________

ITEM 5. Other Events

On January 23, 2003, SNB Bancshares, Inc. issued a press release to announce results for the year and quarter ended December 31, 2002, as well as the Company's outlook for 2003. A copy of such press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 7. Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

99.1 Press Release dated January 23, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNB BANCSHARES, INC.

Date: January 23, 2003

By: /s/ H. Averett Walker

H. Averett Walker

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release distributed January 23, 2003

EXHIBIT 99.1

SNB Bancshares, Inc. Announces Record 2002 Earnings and 2003 Outlook

Macon, GA., January 23, 2003 / PR Newswire/ -- SNB Bancshares, Inc. ("SNB" and the "Company") (NASDAQ:SNBJ) today announced results for the year and quarter ended December 31, 2002, as well as the Company's outlook for 2003.

Results for the Year Ended December 31, 2002

The Company today announced record earnings for the year ended December 31, 2002. Earnings for the year were $5.27 million versus $4.34 million for 2001, an increase of 21%. Earnings per diluted share for 2002 were $1.52 versus $1.29 for 2001, an increase of 18%.

Net interest income grew $3.8 million, or 22%, over 2001 due to strong loan growth and a significant decline in the cost of liabilities. The Company's net interest margin increased 15 basis points in 2002 to 4.38%. Noninterest income grew $1.6 million, or 14%, primarily due to increases in mortgage fee income and deposit service charges. Noninterest expense grew $3.3 million, or 17%, due to increased costs related to new deposit products and increased costs related to the Company's new core data processing system.

As of December 31, 2002, total assets were $581 million, an increase of 15% over year-end 2001 levels. Total loans grew $52 million to $471 million at year-end, an increase of 12%, driven by strong growth in the Company's construction and land development lending portfolio. Total deposits grew $66 million, or 18%, to $441 million, with balanced growth across both transaction and time deposit categories.

"2002 was another record year for our organization," said Rett Walker, SNB Bancshares, Inc. President and CEO. "We want to thank our stockholders, customers, directors, officers and employees, all of whom played a part in our success in 2002. Not only did we accomplish our top objective of providing superior results for our shareholders, we accomplished many important objectives that will position our Company for superior long-term results in the future."

Among those accomplishments:

  The Company continued to increase its market share in the Middle Georgia market. Based on June 30, 2002 data from the FDIC, SNB increased its market share from 10.7% to 11.5% of the market.

  The Company signed a merger agreement with the Bank of Gray, a $230 million organization in Jones County, Georgia. The combined organization will give the Company a dominant market position in Middle Georgia. Post-merger, it is anticipated that the Company will jump from fifth to second in deposit market share, increasing from 11.5% of deposits to over 14%.

  The Company expanded into the high-growth Brunswick/Glynn county market in coastal Georgia, hiring a well-respected banking veteran in the market to head up the operation. The bank will be operated as Security Bank of Glynn County and is expected to open a temporary facility by mid-February, 2003. A permanent facility should be occupied by the middle of the fourth quarter of 2003.

  The Company completed the conversion of its core processing system on time and without disrupting customer service.

  In December 2002, SNB completed an offering of $18 million of trust-preferred securities. The proceeds will be used to effect the Bank of Gray merger as well as bolster the Company's capital position.

Results for the Quarter ended December 31, 2002

For the fourth quarter of 2002, earnings were $911,000, or $0.26 per share versus $1.19 million, or $0.35 per share for the fourth quarter of 2001. The decline in quarterly earnings versus the year-ago period was primarily due to an increase in the provision for loan losses. The Company recorded a provision for loan losses in the fourth quarter of $1.15 million versus $626,000 in the fourth quarter of 2001, an increase of $525,000 or $.10 per share.

Walker commented, "While we are never satisfied with a decline in quarterly earnings, we believe the move to increase our loan loss reserves in the fourth quarter was prudent in light of the uncertainty and lingering weakness in the economy. We also recognize that the portion of the loan portfolio in new markets has not fully seasoned and we need to be adequately reserved for these credits."

Net interest income on a fully tax-equivalent basis grew $801,000, or 17%, versus the year-ago quarter, while noninterest income declined by $48,000 or 1% and noninterest expense increased $705,000 or 12% due to normal salary increases, one-time hiring costs for new officers and costs associated with new deposit products. The net interest margin remained relatively flat at 4.32%, as compared to the fourth quarter of 2001.

In the fourth quarter, SNB experienced very strong growth in key balance sheet categories as compared to the third quarter of 2002. Loans grew $26 million in the fourth quarter, or 23% on an annualized basis. The Company's deposit-raising campaign implemented in the middle of the third quarter yielded outstanding results in the fourth quarter as noninterest-bearing deposits grew $11 million, or 72% on annualized basis, and interest-bearing checking grew $9 million, or 84% on an annualized basis.

Change in Accounting for Stock Options

Separately, the Company reported that it changed its policy for the reporting of stock options. Prior to the change, the Company simply disclosed the impact of stock options issued to its officers, an acceptable method under generally accepted accounting principles. However, no expense was recorded relative to the options. During the quarter ended December 31, 2002, the Company elected to begin recording as expense the fair value of such stock options. "We feel it is our responsibility as corporate stewards to use a method of accounting that more accurately reflects the impact of stock options on our shareholders' investment", noted Walker. The impact of the change was to decrease earnings per share by approximately $0.01 in the fourth quarter.

2003 Outlook

The Company also announced today its earnings outlook for 2003. Based on current conditions, the Company is projecting to attain its goal of double-digit earnings per share growth again in 2003. The Company is projecting 2003 diluted earnings per share in the range of $1.66 to $1.70 per share, inclusive of the items discussed below.

SNB disclosed the impact of several strategic investments on future earnings:

  The impact of the Company's expansion into the Glynn County market is expected to reduce earnings per share by approximately $0.11 per share in 2003 and be accretive to earnings per share by $0.08 in 2004 and $0.13 in 2005.

  The impact of the issuance of trust preferred securities discussed above is expected to reduce earnings per share by $0.03 in 2003, as the transaction was completed prior to the anticipated closing date of the Bank of Gray transaction in mid-2003.

  Two key additions to the holding company staff are expected to cost the Company $0.04 per share in 2003.

  As discussed in more detail below, the Bank of Gray merger is expected to be accretive $0.01 per share in 2003 and $0.22 per share in 2004.

Walker remarked, "We are very pleased to be anticipating double-digit earnings per share growth in 2003 while at the same time incurring significant expansion and infrastructure investment costs. These investments will provide the foundation for our growth in future years. However, we know that we must make these long-term investments and still deliver superior and consistent improvements in earnings per share for our shareholders."

Expansion Activity

In October 2002, SNB announced the execution of a definitive agreement pursuant to which the Bank of Gray in Jones County, Georgia will be acquired by merger as an SNB subsidiary. Pursuant to the agreement, SNB will pay $15 million cash and issue 1.571 million shares of SNB stock to the Bank of Gray shareholders. Inclusive of the impact of trust preferred securities issued in conjunction with the merger, the transaction is expected to be accretive to earnings by $0.01 per share in 2003 and $0.22 per share in 2004. "We believe this merger further solidifies our position as the premier financial institution in Middle Georgia. The combined organization will give us revenue growth opportunities we would not enjoy as stand-alone institutions. The merger also gives us a larger asset base over which to spread our product development, technology and other infrastructure costs", noted Walker. Based on year-end 2002 figures, the combined organization will have approximately $815 million in assets, making SNB one of the 10 largest financial institutions headquartered in Georgia.

In November of 2002, the Company announced its planned expansion into the Brunswick/Glynn County, Georgia market. "This is an important strategic move for our organization, allowing us to diversify geographically and participate in the great economic growth in this region of the state", noted Walker. SNB has hired Al McKinnon, a veteran of the Brunswick market to head up the expansion effort in Glynn County.

About SNB Bancshares

SNB Bancshares is a multi-bank holding company whose wholly owned subsidiaries include Security Bank of Bibb County, Macon, Georgia, and Security Bank of Houston County in Perry and Warner Robins, Georgia. Fairfield Financial Services, Inc. is a wholly owned subsidiary of Security Bank of Bibb County. SNB Bancshares, Inc. has 11 banking offices in the Middle Georgia market, plus mortgage-lending departments in Macon, Warner Robins, Savannah, Richmond Hill, St. Simons, Fayetteville, and Columbus. The two banks are active in retail banking, small business, consumer, and commercial lending, while the mortgage subsidiary makes home loans to individuals and construction and development loans to the real estate industry.

The Company's Board of Directors has voted to change the name of SNB Bancshares to Security Bank Corporation. The name change is subject to stockholder approval at the Company's 2003 annual meeting. The Company also plans to change its stock symbol to "SBKC" if the Company's stockholders approve the name change.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to SNB Bancshares, Inc.'s filings with the Securities and Exchange Commission for a summary of important factors that could affect SNB Bancshares, Inc.'s forward-looking statements. SNB Bancshares, Inc. undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO, Richard Collinsworth, Executive Vice President, or Jim McLemore, Chief Financial Officer at (478) 722-6220.

SNB Bancshares, Inc.
Selected Consolidated Financial Data
(Dollars in Thousands, except Per Share Amounts)
Unaudited

	Quarters Ended			Years Ended
	December 31,			December 31,
	2002	2001	% Change	2002	2001	% Change

EARNINGS SUMMARY:
Net interest income (FTE)	$ 5,567	$ 4,766	16.8%	$ 21,020	$ 17,220	22.1%
Provision for Loan Losses	1,151	626	83.9%	2,603	1,912	36.1%
Noninterest Income	3,608	3,656	-1.3%	13,160	11,522	14.2%
Noninterest Expense	6,504	5,799	12.2%	23,037	19,772	16.5%
Net Income	911	1,185	-23.1%	5,266	4,342	21.3%

PER COMMON SHARE:
Basic earnings	$ 0.27	$ 0.35	-23.6%	$ 1.55	$ 1.29	20.2%
Diluted earnings	0.26	0.35	-25.7%	1.52	1.29	17.8%
Cash dividends declared	0.09	0.08	12.5%	0.35	0.31	12.9%
Book value	11.64	10.31	12.9%	11.64	10.31	12.9%
Tangible book value	11.08	10.06	10.1%	11.08	10.06	10.1%

KEY PERFORMANCE RATIOS (a):
Return on average equity	9.25%	13.63%		14.11%	13.09%
Return on average assets	0.66%	1.01%		1.03%	1.00%
Efficiency ratio	70.89%	68.86%		67.40%	68.79%
Net interest margin (FTE)	4.32%	4.34%		4.38%	4.23%
Net charge-offs to average loans	0.58%	0.29%		0.28%	0.23%

BALANCE SHEET SUMMARY - END OF PERIOD
Investment securities	$ 53,905	$ 51,043	5.6%
Loans Held for Resale	32,595	38,701	-15.8%
Loans, gross	438,448	380,605	15.2%
Allowance for loan losses	(5,480)	(4,098)	33.7%
Total assets	580,762	504,764	15.1%
Deposits	440,820	375,067	17.5%
Other borrowed money	83,774	77,175	8.6%
Stockholders' equity	39,548	34,777	13.7%

ASSET QUALITY - END OF PERIOD
Nonaccrual loans	$ 4,349	$ 3,133	38.8%
Foreclosed loans	59	75	-21.2%
Other real estate owned	1,903	2,705	-29.6%
Total nonperforming assets	6,311	5,913	6.7%
Allowance for loan losses/NPA's	86.83%	69.31%	25.3%
Allowance for loan losses/loans	1.25%	1.08%	16.1%

(a) Annualized based on number of days in the period, except efficiency ratio

SNB Bancshares, Inc.
Average Balance Sheet and Net interest Income Analysis
(Dollars in Thousands)
Unaudited

	Quarter Ended			Year Ended
	December 31, 2002			December 31, 2002
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$ 4,416	$ 38	3.44%	$ 5,749	$ 152	2.64%
Investment securities	45,099	575	5.10%	44,308	2,480	5.60%
Loans Held for Resale	32,555	464	5.70%	20,857	1,261	6.05%
Loans	433,946	7,492	6.91%	408,627	29,282	7.17%
Total earning assets	516,016	8,569	6.64%	479,541	33,175	6.92%
Non-earning assets	34,311			30,847

Total assets	$ 550,327			$ 510,388

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$ 100,512	$ 275	1.09%	$ 89,866	$ 1,029	1.15%
Time deposits - $100,000 or more	78,643	638	3.25%	83,860	3,154	3.76%
Other time deposits	172,961	1,405	3.25%	160,267	5,691	3.55%
Other borrowings	90,216	683	3.03%	76,163	2,281	2.99%
Total interest-bearing liabilities	442,332	3,001	2.71%	410,156	12,155	2.96%
Noninterest-bearing liabilities:
Noninterest bearing deposits	65,236			62,575
Other noninterest-bearing liabilities	3,379			3,339
Total liabilities	$ 510,947			$ 476,070

Stockholders' Equity	39,380			37,318

Total liabilities and stockholders' equity	$ 550,327			$ 513,388

Interest rate spread			3.93%			3.95%

Net interest income		$ 5,567			$ 21,020

Net interest margin (FTE)		4.32%			4.38%

SNB Bancshares, Inc.
Quarterly Financial Data
(Dollars in Thousands)
Unaudited

	2002
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$ 5,567	$ 5,462	$ 5,107	$ 4,884
Loan loss provision	(1,151)	(402)	(510)	(540)
Noninterest income	3,608	3,534	2,890	3,129
Noninterest expense	6,504	5,903	5,234	5,396
Pretax income	1,520	2,691	2,253	2,077
Provision for income taxes	554	979	834	699
Net income	911	1,657	1,369	1,328

NONINTEREST INCOME DETAIL:
Deposit service charges	$ 1,013	$ 894	$ 781	$ 718
Mortgage origination/SRP fees	2,318	2,344	1,571	2,054
Other noninterest income	277	296	538	357
Total noninterest income	3,608	3,534	2,890	3,129

NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$ 3,739	$ 3,446	$ 3,194	$ 3,225
Occupancy and equipment	669	692	597	598
Losses on OREO	295	225	56	93
Other noninterest expense	1,801	1,540	1,387	1,480
Total noninterest expense	6,504	5,903	5,234	5,396
	-	-	-	-

SELECTED RATIOS:
Net interest margin - FTE (a)	4.32%	4.55%	4.41%	4.26%
Efficiency Ratio	70.89%	65.62%	65.45%	67.34%
Nonperforming assets/total assets	1.09%	1.18%	1.11%	1.23%
Net charge-offs to average loans (a)	0.58%	0.30%	0.12%	0.18%

(a) Annualized based on number of days in the period

	2001
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$ 4,766	$ 4,442	$ 4,168	$ 3,843
Loan loss provision	(626)	(442)	(415)	(429)
Noninterest income	3,656	2,826	2,497	2,544
Noninterest expense	5,799	4,936	4,544	4,493
Pretax income	1,997	1,890	1,706	1,465
Provision for income taxes	762	633	604	518
Net income	1,184	1,208	1,053	898

NONINTEREST INCOME DETAIL:
Deposit service charges	$ 821	$ 659	$ 575	$ 541
Mortgage origination/SRP fees	2,466	1,795	1,544	1,697
Other noninterest income	369	372	378	306
Total noninterest income	3,656	2,826	2,497	2,544
	-	-	-	-

NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$ 3,511	$ 3,040	$ 2,684	$ 2,749
Occupancy and equipment	657	643	576	560
Losses on OREO	191	25	3	33
Other noninterest expense	1,440	1,228	1,281	1,151
Total noninterest expense	5,799	4,936	4,544	4,493
	-	-	-	-

SELECTED RATIOS:
Net interest margin - FTE (a)	4.34%	4.35%	4.15%	4.04%
Efficiency Ratio	68.86%	67.91%	68.18%	70.34%
Nonperforming assets/total assets	1.17%	0.85%	1.03%	1.08%
Net charge-offs to average loans (a)	0.29%	0.31%	0.14%	0.20%

(a) Annualized based on number of days in the period